EXHIBIT 10.60
                     LEASE AGREEMENT

     THIS AGREEMENT made and entered into this  21st  day of
May, 1996, by and between Toboll Properties Limited Partnership, a South Dakota limited partnership ("Lessor"), and Miller Structures,
Inc., an  Indiana   corporation ("Lessee");

     WITNESSETH:

     1.  Description, Inspection and Possession of Leased
Premises.

          1.1  Lessor does hereby lease to Lessee the following de-

scribed real property (the "Leased Premises"), located in Minnehaha County, South Dakota, to-wit:

     Lot 5 of Northwest Industrial Park in the West Half of the North Half of the Northwest Quarter of Section 18,
     Township 102 North, Range 49 West;

     Together with a right of ingress and egress to and from Lot 5 over and across a triangular portion of Lot 6, the northeast boundary of which is a line beginning at a point 25' east of the southwest corner of Lot 6 and extending northwest to a point 60' north of the south west corner of Lot 6.

          1.2 Lessee acknowledges that it has inspected and accepts the Leased Premises in its current condition, subject to construction by Lessor of a rock/gravel area shown on Exhibit A attached hereto, which shall be completed by Lessor within 45 days of the execution of this Lease by Lessee.

          1.3 Should Lessee pay the rent due hereunder and observe and perform all the terms, covenants and conditions on its part to be observed and performed, Lessee may peaceably and quietly enjoy the Leased Premises subject to the terms and conditions of this Lease; provided, however, that Lessee shall not occupy the Leased Premises until the construction described in 1.2 is completed. Lessor shall pay when due all payments on any and all existing and future mortgages to which Lessor is party as mortgagor.

          1.4 Upon expiration or earlier termination of the Lease Term, Lessee shall surrender the Leased Premises (with any permitted alterations, additions and improvements) in the same condition as existed on the Commencement Date (or upon completion of alterations, additions and improvements, if applicable), normal wear and tear and damage from the elements excepted; provided that all equipment, alterations, additions, improvements and systems shall be in working order.

     2.  Term.

          2.1 The term of this Lease (the "Lease Term") shall commence on July 1, 1996 or, if sooner, upon notice from Lessor to Lessee of completion of the improvements described in 1.2 (the
"Commencement Date").

          2.2 The Lease Term shall be for four years ending on the fourth anniversary of the Commencement Date at 11:59 o'clock p.m.

          2.3 Lessee may terminate this Lease at any time after the twenty-fourth month following the Commencement Date, upon 60 days prior written notice and upon payment of the early termination fee according to attached Exhibit B.

     3.  Rent.

          3.1 In addition to compliance with other terms and conditions hereinafter contained and subject to 3.2, Lessee shall pay as base rent the sum of $29,616.00 for the Lease Term payable in equal consecutive installments of $617.00 per month, in advance, on the Commencement Date and on the 1st day of each calendar month during the Lease Term; provided, however, that if the first calendar month of the Lease Term is a partial month, Lessee shall pay on the Commence ment Date a rental amount prorated for the number of days Lessee occupies the Leased Premises for that partial month.

          3.2 As additional rental, Lessee shall pay (i) all utilities, snow removal, mowing and garbage service for the Leased Premises;
(ii) premiums when due for such insurance as Lessee is required to maintain hereunder; (iii) annual real estate taxes and assessments on the Leased Premises payable during the calendar year which includes the Lease Term, subject to adjustment as such taxes increase or decrease payable in April and October of each year upon invoice from Lessor (subject to proration for partial years); (iv) any new tax or assessment of a nature not presently in effect but which may hereafter be levied, assessed or imposed upon Lessor or the Leased Premises, if such a tax shall be based on or arise out of the ownership, use or operation of the Leased Premises, regardless of whether denominated as a "tax", "fee", "assessment" or otherwise.

          3.3 If in the event of expiration or earlier termination of this Lease, Lessee wrongfully remains in the possession of the Leased Premises, then Lessee shall be liable to Lessor in an amount equal to triple the amount of rent specified in this Lease Agreement. This provision shall be cumulative with all other rights and remedies Lessor shall have under this Lease and shall not be construed to create a valid extension or renewal of any term of this Lease or to imply Lessor's consent to such hold-over possession.

          3.4 All amounts payable to Lessor under this Lease shall bear interest at the rate of 12% per annum after their respective due dates.

     4.  Pollution and Toxic and Hazardous Substances.

          4.1 Subject to 4.2, Lessee shall keep and maintain the Leased Premises and the waters or any waste on, under or discharged from the Leased Premises in compliance with, and shall not cause or permit the Leased Premises to be in violation of, any federal, state or local laws, ordinances or regulations now or hereafter in effect, related to environmental conditions, air, water and land pollution or the storage or disposition of hazardous or toxic materials on, under or about the Leased Premises.

          4.2 Lessee shall not use, discharge, release, dispose of or allow to exist on, under or about the Leased Premises any radioac tive materials, asbestos, organic compounds known as polychlorinated biphenyls or chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, including without limitation, any substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", or "toxic substances" under any of the foregoing laws, ordinances or regulations.

          4.3 Lessee shall obtain and maintain, to the extent available or required by applicable law, all permits, opinions, approv als, licenses, certificates and statements relating to compliance with all such enactments and shall furnish copies of them to Lessor upon request.

          4.4  Lessee shall immediately advise Lessor in writing of:

               (a) discovery of any occurrence or condition on the Leased Premises or any real property adjoining or in the vicinity of the Leased Premises which could subject Lessee or the Leased Premises to any restrictions on ownership, occupancy, transferability or use of the Leased Premises under any of the foregoing laws, ordinances or regulations;

               (b) any and all enforcement, clean-up, removal, mitigation or other governmental or regulatory actions instituted, contemplated, or threatened pursuant to any such laws, ordinances or regulations; and

               (c) all claims made or threatened by any third party against Lessee, Lessor or the Leased Premises relating to damage, contribution, cost, recovery, compensation, loss or injury resulting from any of the above-described materials or substances.

          4.5 In the event of discovery of a violation of this section by Lessee or any of its employees, agents, invitees or permittees, regardless of when discovered, Lessor may cause to be undertaken and completed such tests, monitoring and remediation as may be required under the circumstances or by applicable law or regulation; and Lessee shall pay Lessor's costs and expenses, including attorney's fees and expenses, within 10 days of written notice, and in addition shall indemnify, defend and hold Lessor harmless as provided in 9.

     5.  Use of Premises.  The Leased Premises shall be used by
Lessee for storage of mobile or modular structures, vehicles or materials and for no other purposes without Lessor's consent, which shall not be unreasonably withheld. Lessee shall in all respects comply with all codes, ordinances, statutes, rules and regulations of any governmental authority having jurisdiction over the Leased Premises or its use and shall not cause or permit use of the Leased Premises in violation of any of the foregoing. Lessee shall not obstruct, interfere with or otherwise disturb the lawful use and occupancy of other property in the same development.

     6.  Alterations, Additions and Improvements.

          6.1 Lessee may not make any alterations, additions or improvements to the Leased Premises without the prior express written consent of Lessor. Lessee may at its discretion, or at Lessor's insistence shall, remove any alterations, additions or improvements made by Lessee subject to the following conditions: (a) the Leased Premises are, before expiration or earlier termination of this Lease, restored to the condition existing at the Commencement Date; and (b) Lessee shall not have such discretion during any period when Lessee is in default as to any alterations, additions or improvements that Lessee has not paid for.

          6.2 Lessee shall not cause, suffer or permit, and shall fully indemnify, defend and protect Lessor from and against, any mechanic's liens or other claims by reason of the foregoing alterations, additions, improvements or otherwise.

     7.  Maintenance, Damage and Destruction.

          7.1 Lessee shall be responsible for maintaining the Leased Premises in good condition, repair and functioning order during the Lease Term, and shall pay the cost thereof. Lessee shall assume all risk of and hold Lessor harmless from all damage to property of Lessee stored, kept or used in or around the Leased Premises.

          7.2 If the Leased Premises or any portion thereof is damaged or destroyed to an extent wholly preventing Lessee's use and enjoyment of the Leased Premises, Lessee may terminate this Lease upon sixty (60) days written notice to Lessor, but only if all the following conditions are present: no act or omission of Lessee, its agents, employees or invitees caused or materially contributed to the damage or destruction; insurance proceeds are insufficient to cover the cost of repair of such damage or destruction; and Lessee is not otherwise in default under the Lease at the time of the notice of termination. If Lessee elects to terminate the Lease, such a termination shall be the sole remedy against Lessor on account of such damage or destruction and all insurance proceeds payable on account of such damage or destruction shall be the sole property of Lessor.

          7.3 In the event of any damage or destruction not entitling Lessee to terminate this Lease, Lessee shall be obligated to repair and restore the Leased Premises to their condition immediately preceding such damage or destruction.

          7.4 All repairs, maintenance and restoration undertaken by or required of Lessee shall be accomplished promptly, with reasonable diligence and completed within a reasonable period of time after the necessitating occurrence. All methods of repair and restoration, design, contractor selection and disbursement of insurance proceeds shall be subject to Lessor's approval, which will not be unreasonably withheld. In the event Lessee fails to perform its obligation hereunder, Lessor may effect such repairs and charge the cost of the same to Lessee, which costs Lessee hereby agrees to pay.

     8. Eminent Domain. If any authority proceeds to acquire the whole of the Leased Premises under power of eminent domain, Lessor may terminate this Lease and Lessee shall surrender possession of the Leased Premises as of the date the Leased Premises is legally acquired by such authority. Upon termination by Lessor, Lessee shall have no claim against Lessor for the value of any unexpired term of the Lease, but shall have the right to make a tenant's claim for the value of Lessee's leasehold interest and improvements made to the Leased
Premises or the cost of removal and relocation of such improvements and Lessee's personal property. In the event a portion of the Leased Premises is taken, this Lease shall remain in effect except that Lessee may elect to terminate if 50% or more of the useable square footage of the Leased Premises is taken, and shall notify Lessor within thirty (30) days of the date of the taking of Lessee's election. If Lessee is entitled to terminate, but does not so elect, the rent shall abate proportionately to the square footage taken as of the date of the taking.

     9.  Indemnity and Defense.

          9.1 Lessee shall hold Lessor, its successors, assigns, officers, directors and employees harmless from and indemnify and defend each of them against any and all claims, demands, actions and suits and all costs, loss, damage, liability, expense (including attorneys' fees), penalties and fines which may arise from or be claimed against Lessor or the Leased Premises arising directly or indirectly from (a) the use or occupancy of the Leased Premises by Lessee, or (b) failure of Lessee to comply with any and all laws, statutes, ordinances, rules or regulations applicable to the Leased Premises, or (c) Lessee's breach of any warranty, covenants, liability or obligation under this Lease.

          9.2 Lessee shall not be obligated to indemnify Lessor under this section for any judgment or order if it is ultimately and finally determined that Lessor's active fault was the sole cause of the occurrence, condition or damage for which the indemnitee would otherwise be entitled to indemnity. This paragraph shall not apply if the fault of Lessor arises from any act or omission in supervising or inspecting the Leased Premises, Lessee's business or from any act or omission of Lessor with respect to notice, detection, prevention or correction of any breach by Lessee of its warranties, covenants, liabilities or obligations under this Lease.

          9.3 Unless any claim, counterclaim, cross-claim or third party claim, other than by Lessee, alleges that Lessor's active (and not vicarious or passive) fault is the sole cause of the injuries or damages, Lessee shall defend Lessor by counsel selected by Lessor, or reimburse Lessor for costs, fees and expenses incurred in defense in any action, demand, suit or other proceeding actually or allegedly arising from any of the circumstances described in this section, even though it may be alleged that Lessor was negligent or otherwise liable.

     10.  Insurance.

          10.1 Lessee shall obtain and maintain at its sole expense during all terms of this Lease premises or renter's liability insurance and such other insurance as is necessary to cover Lessee's obligations under the immediately preceding section and all necessary casualty insurance on Lessee's contents, property, and property of others in Lessee's possession.

          10.2 Coverages to be maintained by Lessee shall insure both Lessee and Lessor, as their interests may appear, shall be with such companies and in such amounts as are reasonably satisfactory to Lessor; and Lessee shall furnish written certificates of such insurance satisfactory to Lessor.

          10.3 Lessor shall not be responsible to Lessee for any loss arising from damage to or destruction of the Leased Premises or any contents, regardless of fault of Lessor or its agents or employees, when such loss is covered by the standard form of insurance for fire and extended coverage. This provision is intended to fully bind any such insurance carrier. Lessor and Lessee shall execute all documents necessary or convenient to implement this paragraph.

     11. Re-Entry and Inspection. Lessor and its agents shall have the right to enter upon the Leased Premises at reasonable times to inspect the same on reasonable notice to Lessee, but nothing contained in this paragraph shall be deemed to impose upon Lessor any obligation, responsibility or liability whatsoever, for the care, supervision or repair of the Leased Premises or any portion thereof.

     12.  Default and Remedies.

          12.1 The occurrence of any of the following shall be deemed an event of Lessee's default under this Lease: (a) Lessee's failure to pay any rental when due if the failure continues for ten (10) days after written notice to Lessee; (b) Lessee's breach of any other terms and conditions of this Lease to be performed or observed by Lessee if the breach continues for thirty (30) days after written notice to Lessee; (c) Commencement of any bankruptcy, insolvency or receivership proceedings under state or federal law by or against Lessee.

          12.2 Upon occurrence of any event of default and upon expiration of the applicable notice period without cure of such default or defaults, then Lessor may, without any further notice or demand, exercise all or any one or more of the following rights and remedies:
(a) terminate this Lease without affecting Lessee's obligation to pay rent; (b) enter into, take possession of and eject Lessee from, by force or otherwise, the Leased Premises without being deemed guilty of trespass; (c) declare the entire amount of unpaid rent due and payable, and sue for and collect such accelerated rentals; (d) clean, refurbish, remodel, improve for other uses and/or relet the Leased Premises or any portion thereof and credit unpaid rentals due from Lessee with amounts received upon reletting less all fees, costs and expenses incurred in connection therewith; (e) pursue any other right or remedy available under law or equity; (f) exercise any of the foregoing remedies alone or in combination with any one or more other of such remedies, all of which shall be deemed cumulative and not exclusive;
(g) recover from Lessee all attorneys fees and expenses incurred in enforcing the terms of this Lease or exercising the foregoing rights and remedies, as additional damages for loss of benefit of bargain.

          12.3 Lessor shall be in default hereunder if it fails or refuses to perform any provision of this Lease which it is obligated to perform and Lessor has not cured such failure within thirty (30) days after notice of default has been given to Lessor or has not commenced in good faith to cure a condition which by its nature is not curable within such 30 days.

          12.4 At any time after Lessor's default, Lessee may cure Lessor's default at Lessor's expense. Lessee may elect: (a) to set off any sum expended against any unpaid outstanding amount due to Lessee by Lessor; (b) to withhold future rent due to Lessor until Lessee is reimbursed in full; or (c) to declare such sum immediately due and payable from Lessor, which sum shall bear interest at a rate of 12% percent per annum from the date of Lessee's payment.

     13.  General Provisions.

          13.1  Any notice or communication under this Agree-

ment shall be in writing and delivered (by hand, telecopy, telegraph, telex or courier) or deposited in the United States mail (first class, registered or certified), postage fully prepaid and addressed as stated below. Either party may, from time to time, specify as its address for purposes of this Agreement any other address upon the giving of ten days notice thereof to the other party in the manner required by this paragraph. This paragraph shall not prevent the giving of written notice in any other manner, but such notice shall be deemed effective only when and as of its actual receipt at the proper address and by the proper addressee.

          13.2 Lessee shall not sublet the Leased Premises nor assign its interests in this Lease. Subject to that restriction, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives.

          13.3 This Agreement is intended solely for the benefit of Lessor and Lessee and shall not be enforceable by or create any claim or right of action in favor of any other party.

          13.4 This Agreement represents the entire and integrated agreement between Lessor and Lessee with respect to the subjects described herein and supersedes all prior negotiations, representations or agreements, oral or written. This Agreement may be amended only in writing signed by the party to be bound by such amendment and stating that it is intended as an amendment of this Agreement.

          13.5 If any one or more of the provisions of this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality or enforceability of such provision in every other respect and the remaining provisions of this Agreement shall not be in any way impaired.

          13.6 Failure of a party to insist upon adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon adherence to that term or any other term of this Agreement.

          13.7  This Agreement shall be governed by and interpret-

ed under the substantive laws of the State of South Dakota without regard to principles of conflicts of law.

          13.8  The section headings to this Agreement are intend-

ed solely for the parties' convenience and shall not affect the interpretation or construction of any portion or provision of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above-written.

Address for Notices:               TOBOLL PROPERTIES LIMITED
2001 Crestwood Road                PARTNERSHIP, a South Dakota
Sioux Falls, SD  57105             limited partnership
Attn:  Jack Toboll

                                   By    \John F. Toboll
                                   One of its General Partners


Address for Notices:               MILLER STRUCTURES, INC., a
P. O. Box 1283  (46515)            Indiana corporation
58120 County Road 3 South
Elkhart, Indiana  46517
                                   By    \Edward C. Craig
                                   Its   President/Chief Executive Officer

                     REVISED PROPOSAL 04/16/96
                       Miller Storage Parking

                                   Early     Property
                        Monthly  Terminate     Tax      Effective
No.     Site     Term    Rent       Fee        (*)         Rent

 4     Lot #5  4 Years    $617      N/A       $54.00       $671
               w/early
               exit fee

         Month   48       $617       0        $54.00       $671
                 47       $617    $1,590.00   $54.00       $708
                 46       $617    $1,590.00   $54.00       $708
                 45       $617    $1,590.00   $54.00       $708
                 44       $617    $1,590.00   $54.00       $708
                 43       $617    $1,590.00   $54.00       $708
                 42       $617    $1,590.00   $54.00       $708
                 41       $617    $3,180.00   $54.00       $759
                 40       $617    $3,180.00   $54.00       $759
                 39       $617    $3,180.00   $54.00       $759
                 38       $617    $3,180.00   $54.00       $759
                 37       $617    $3,180.00   $54.00       $759
                 36       $617    $3,180.00   $54.00       $759
                 35       $617    $4,770.00   $54.00       $830
                 34       $617    $4,770.00   $54.00       $830
                 33       $617    $4,770.00   $54.00       $830
                 32       $617    $4,770.00   $54.00       $830
                 31       $617    $4,770.00   $54.00       $830
                 30       $617    $4,770.00   $54.00       $830
                 29       $617    $6,408.00   $54.00       $938
                 28       $617    $6,408.00   $54.00       $938
                 27       $617    $6,408.00   $54.00       $938
                 26       $617    $6,408.00   $54.00       $938
                 25       $617    $6,408.00   $54.00       $938
                 24       $617    $6,408.00   $54.00       $938

    (*) Taxes will be invoiced separately in two payments according to tax bill.

                               EXHIBIT B